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                                                                    EXHIBIT 4.12

                      6.20% SENIOR NOTES DUE APRIL 1, 2033

                           SECURITIES RESOLUTION NO. 4
                                       OF
                          WISCONSIN ENERGY CORPORATION

     The actions described below are taken by the Board (as defined in the Indenture referred to below) of WISCONSIN ENERGY CORPORATION (the "Company"), or by an Officer or committee of Officers pursuant to Board delegation, pursuant to resolutions adopted by the Board of Directors of the Company as of December 10, 2002 and Section 2.01 of the Indenture dated as of March 15, 1999 (the "Indenture") between the Company and Bank One Trust Company, National Association (successor to The First National Bank of Chicago), as Trustee. Terms used herein and not defined have the same meaning as in the Indenture.

     RESOLVED, that a new series of Securities is authorized as follows:

     1. The title of the series is 6.20% Senior Notes due April 1, 2033 ("6.20% Notes").

     2. The form of the 6.20% Notes shall be substantially in the form of
Exhibit 1 hereto.

     3. The 6.20% Notes shall have the terms set forth in Exhibit 1.

     4. The 6.20% Notes shall have such other terms as are set forth in Exhibit 2 hereto.

     5. The 6.20% Notes shall be sold to the underwriter(s) named in the Prospectus Supplement dated March 17, 2003 on the following terms:

          Aggregate Principal Amount: $200,000,000
          Price to Public: 99.457%
          Underwriting Discount: 0.875%
          Closing Date: March 20, 2003

     This Securities Resolution shall be effective as of March 17, 2003.

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                                    EXHIBIT 1

No.                                                               $
    -------------                                                  -------------

                          WISCONSIN ENERGY CORPORATION
                      6.20% Senior Notes due April 1, 2033

WISCONSIN ENERGY CORPORATION

promises to pay to
                   ----------------------------------------------

or registered assigns
the principal sum of                                              Dollars
                     --------------------------------------------
on April 1, 2033

Interest Payment Dates: April 1 and October 1
Record Dates:           March 15 and September 15

                                       Dated:

BANK ONE TRUST COMPANY,                WISCONSIN ENERGY
NATIONAL ASSOCIATION                   CORPORATION
Transfer Agent and Paying Agent

                                       by
                                         ---------------------------------------
                                       [Title of Authorized Officer]

Authenticated:


BANK ONE TRUST COMPANY,                (CORPORATE SEAL)
NATIONAL ASSOCIATION
Registrar, by


------------------------------------   -----------------------------------------
Authorized Signature                   Secretary/Assistant Secretary

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                          WISCONSIN ENERGY CORPORATION
                      6.20% Senior Notes due April 1, 2033

1.   Interest.

     Wisconsin Energy Corporation (the "Company"), a Wisconsin corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on April 1 and October 1 of each year commencing October 1, 2003. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 20, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.   Method of Payment.

     The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

3.   Securities Agents.

     Initially, Bank One Trust Company, National Association (successor to The First National Bank of Chicago) will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.   Indenture.

     The Company issued the securities of this series (the "Securities") under an Indenture dated as of March 15, 1999 (the "Indenture") between the Company and Bank One Trust Company, National Association (successor to The First National Bank of Chicago) (the "Trustee"). The terms of the Securities include those stated in the Indenture and in the Securities Resolution establishing the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code Sections

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     77aaa-77bbbb). Securityholders are referred to the Indenture, the
     Securities Resolution and such Act for a statement of such terms.

5.   Redemption.

     The Securities will be redeemable as a whole at any time, or in part from time to time, at the Company's option, at a redemption price equal to the greater of (a) 100% of the principal amount of the Securities being redeemed or
(b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the Securities plus 25 basis points, plus accrued interest to the redemption date.

     "Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date; provided that, if the Reference Treasury Dealers shall determine that there is no such Comparable Treasury Issue, such rate per year shall be equal to the estimated semiannual equivalent yield to maturity that a United States Treasury security having a maturity comparable to the remaining term of the Securities would bear, if such security were available, such estimate to be made by the Reference Treasury Dealers on the basis of interpolation, extrapolation and other accepted financial practices, taking into account (a) the yields to maturity of United States Treasury securities of other maturities, (b) yields to maturity of other U.S. dollar denominated debt securities having a maturity comparable to the remaining term of the Securities to be redeemed and (c) applicable interest rate spreads between United States Treasury securities and such other debt securities, all as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after

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excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Smith Barney Inc. and three other primary U.S. Government securities dealers in The City of New York (a "Primary Treasury Dealer"), selected by the Company. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer for that dealer.

     Procedures for redemption of the Securities will be governed by Article III of the Indenture.

6.   Denominations, Transfer, Exchange.

     The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

7.   Persons Deemed Owners.

     The registered holder of a Security may be treated as its owner for all purposes.

8.   Amendments and Waivers.

     Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

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     Without the consent of any Securityholder, the Indenture or the Securities
     may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

9.   Restrictive Covenants.

     The Securities are unsecured general obligations of the Company initially limited to $200,000,000 principal amount. The Company may from time to time without notice to, or the consent of, the holders of the Securities create and issue further securities, equal in rank, of the same series and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the Securities and have the same terms as to status, redemption or otherwise as the Securities. The Indenture does not limit other unsecured debt.

     In addition to the restrictions on the Securities contained in the Indenture, the Securities will be subject to the following additional restrictive covenant:

     Limitation upon Liens on Stock of Certain Subsidiaries

     For so long as any Securities remain outstanding, the Company will not create or incur or allow any of its subsidiaries to create or incur any pledge or security interest on any of the capital stock of Wisconsin Electric Power Company ("Wisconsin Electric") or Wisconsin Gas Company ("Wisconsin Gas") held by the Company or one of the Company's subsidiaries on the issue date of the Securities.

10.  Successors.

     When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

11.  Defeasance Prior to Redemption or Maturity.

     Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

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12.  Defaults and Remedies.

     An Event of Default includes: default for 60 days in payment of interest on the Securities; default in payment of principal on the Securities; default for 60 days in the payment of any sinking fund obligation; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; certain events of bankruptcy or insolvency; and any other Event of Default provided for in the series. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

     In addition, an Event of Default under the Securities shall also include a failure to pay when due principal, interest or premium in an aggregate amount of $25 million or more with respect to any Indebtedness (as defined below) of the Company or its principal utility subsidiaries, Wisconsin Electric and Wisconsin Gas, or the acceleration of any such Indebtedness aggregating $25 million or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 30 days after written notice as provided in the Indenture. As used herein, "Indebtedness" means the following obligations of the Company, Wisconsin Electric and Wisconsin Gas (and specifically excludes obligations of the Company's other subsidiaries and intercompany obligations): (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations under conditional sale or other title retention agreements relating to property purchased, to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), and (d) all obligations, other than intercompany items, issued or assumed as the deferred purchase price of property or services purchased which would appear as liabilities on a balance sheet of the Company, Wisconsin Electric or Wisconsin Gas.

     Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

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13.  Trustee Dealings with Company.

     Bank One Trust Company, National Association (successor to The First National Bank of Chicago), the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

14.  No Recourse Against Others.

     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

15.  Authentication.

     This Security shall not be valid until authenticated by a manual signature of the Registrar.

16.  Abbreviations.

     Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors
     Act), and U/T/M/A (=Uniform Transfers to Minors Act).

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of this Security in larger type. Requests may be made to:

Corporate Secretary, Wisconsin Energy Corporation, 231 West Michigan Street, P.O. Box 2949, Milwaukee, WI 53201.

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                                    EXHIBIT 2

                                   6.20% Notes

                               Supplemental Terms

     In addition to the terms set forth in Exhibit 1 to Securities Resolution No. 4, the 6.20% Notes shall have the following terms:

     Section 1. Definitions. Capitalized terms used and not defined herein shall have the meaning given such terms in the Indenture. The following is an additional definition applicable to the 6.20% Notes:

     "Depositary" means, with respect to the 6.20% Notes, issued as one or more global Securities, The Depository Trust Company, New York, New York, or any successor thereto registered under the Securities Exchange Act of 1934 or other applicable statute or regulation.

     Section 2. Securities Issuable as Global Securities.

     (a) The 6.20% Notes shall each be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this
Section 2, be registered only in the name of the Depositary or its nominee. Each global Security shall bear a legend substantially to the following effect:

     "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

     (b) If at any time (i) the Depositary with respect to the 6.20% Notes notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or (ii) the Depositary for the 6.20% Notes shall no longer be eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such global Security. If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal principal amount of Registered Securities in the manner provided in Section 2.07 of the Indenture.

     (c) The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pursuant to Section 2.07 of the Indenture if
(i) a Default or Event of Default shall have occurred and be continuing with respect to the 6.20% Notes or (ii) the Company determines that the 6.20% Notes shall no longer be represented by global Securities.

     (d) In any exchange provided for in the preceding paragraphs (b) or (c), the Company will execute and the Registrar will authenticate and deliver Registered Securities. Registered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar. The Registrar shall deliver such Registered Securities to the persons in whose names such Securities are so registered.

     (e) The 6.20% Notes will trade in the Depositary's Same-Day Funds Settlement System. All payments of principal and interest on global Securities will be made by the Company in immediately available funds.

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